UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2011

THE WASHINGTON POST COMPANY

Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 15th Street, N.W. Washington, D.C.		20071
(Address of principal executive offices)		(Zip Code)

(202) 334-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On July 22, 2011, Kaplan Higher Education finalized a comprehensive agreement to terminate the pending inquiries and related matters involving the Surgical Technology program previously offered at its CHI-Broomall campus in Broomall, Pennsylvania. The Surgical Technology program at CHI-Broomall ceased enrolling students in 2008.

The agreement: (a) concludes the inquiry by the Assistant U.S. Attorney in the Civil Division of the U.S. Attorney’s Office for the Eastern District of Pennsylvania into the Surgical Technology program previously offered at the CHI-Broomall campus; (b) concludes, but for the issuance of a final determination, the program review by the U.S. Department of Education into that Surgical Technology program and the CHI-Broomall campus; and (c) fully resolves and dismisses with prejudice a previously-sealed federal False Claims Act complaint relating to that Surgical Technology program, which had been filed by a former employee.

The agreement terminates each of these matters without any admission of wrongdoing. The total amount of all required payments by CHI-Broomall under the agreement is $1.6 million.

On July 22, 2011, the U.S. Attorney’s Office for the Eastern District of Pennsylvania filed a motion in the U.S. District Court for the Eastern District of Pennsylvania, in the previously-sealed case captioned United States ex rel. Goodstein v. Kaplan, Inc. et al. (No. 07-1491), seeking to unseal the case docket, along with a notice of intervention in the case solely for the purpose of resolving and dismissing the case pursuant to the agreement described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Washington Post Company (Registrant)

Date July 22, 2011	/s/ Veronica Dillon
(Signature) Veronica Dillon Senior Vice President, Secretary and General Counsel